Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-178389 and 333-147201) and Form S-8 (Nos. 333-191535, 333-173211, 333-38912, 333-61925, 333-122172, 333-153444, and 333-169287) of Forest City Enterprises, Inc. of our report dated February 27, 2014, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the discontinued operations as discussed in Note Y, as to which the date is December 9, 2014, relating to the financial statements, financial statement schedules and the effectiveness of internal control over financial reporting, which appear in this Current Report on Form 8-K.

/s/ PricewaterhouseCoopers LLP
Cleveland, Ohio

December 9, 2014